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                                                                     EXHIBIT 9.2

                          AMENDMENT TO VOTING AGREEMENT



THIS AMENDMENT TO VOTING AGREEMENT (this "Amendment") is made and entered into as of December 11, 2000, by and among the Company, Oracle and the Network Operators (all as defined in the Agreement and collectively in the Agreement defined as the Parties).

                                   WITNESSETH:
                                   ----------

         WHEREAS, the Parties have entered into that certain Voting Agreement dated May 12, 1999 (the "Voting Agreement");

         WHEREAS, Oracle no longer wishes to be bound by the Agreement and the Parties wish to amend the Agreement to remove Oracle as a party to the Agreement;

         WHEREAS, the Company desires to take certain actions to maintain the participation of the Network Operators in the guidance of its operations; and

         WHEREAS, to accomplish the interests and goals of the Company, the Network Operators and Oracle, the Parties desire to enter into this Amendment.

         NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         1.     REMOVAL OF ORACLE AS A PARTY TO THE AGREEMENT

         (a) From the date hereof, Oracle shall no longer be a party to the Agreement and shall be released from all of its obligations pursuant to the Agreement. All of the rights held by Oracle under the Agreement shall also terminate as of the date of this Amendment.

         (b) As a result of Paragraph 1(a) above, Paragraphs 1(a) and 1(b) of the Agreement are struck, and Paragraph 2(i) shall be changed so that it reads as follows:

                "a `change of control' of the Company, approved by the management of the Company (a "change of control" shall mean a sale of all or substantially all of the assets of the Company or any transaction (including a merger) after which the holders of all of the Company's capital stock (on a fully-diluted basis) immediately prior to such transaction own 50% or less of the capital stock of the Company after such transaction.); or"

         2.     RECOMMENDATION OF THE COMPANY TO ITS SHAREHOLDERS

         The Company recognizes the value to the Company that it receives by having a representative from the Network Operators on its Board. Therefore, the Company agrees to use its best efforts to have its Board membership consist of at least one (1) member with relevant industry experience and designated by the Network Operators and reasonably acceptable to the Company (the "Industry Director"). Specifically, if at the time of any annual election of Board members of the Company, an Industry Director

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would otherwise not be on the newly constituted Board, the Company shall recommend to its shareholders and nominate an Industry Director as defined above. If, despite these efforts, an Industry Director is not on the Board during the term of this Agreement, the Company shall offer the Network Operators the opportunity to observe the proceedings of the Board to the extent permitted by federal laws and regulations and pursuant to appropriate fiduciary obligations.

         3.     REMAINING PROVISIONS REMAIN UNCHANGED

         All of the provisions of the Agreement not changed by this Amendment shall remain in full force and effect.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                      LIBERATE TECHNOLOGIES


                                      By:  /s/ Mitchell E. Kertzman
                                         ---------------------------------------
                                           Mitchell E. Kertzman
                                           President and Chief Executive Officer

                                      ORACLE CORPORATION


                                      By:  /s/ Jeffrey O. Henley
                                         ---------------------------------------
                                      Title:  Executive Vice President
                                            ------------------------------------
                                                and Chief Financial Officer
                                            ------------------------------------

                                      COMCAST CORPORATION


                                      By:  /s/ Arthur Blok
                                         ---------------------------------------
                                      Title:  Senior Vice President
                                            ------------------------------------

                                      COX COMMUNICATIONS, INC.


                                      By:  /s/ Dallas Clement
                                         ---------------------------------------
                                      Title:  Senior Vice President
                                            ------------------------------------

                                      MEDIAONE INTERACTIVE SERVICES, INC.


                                      By:  /s/ Douglas E. Lavin
                                         ---------------------------------------
                                      Title:  Vice President
                                            ------------------------------------